Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Mike Neese	Sara Matheu
(847) 232-5894	(773) 580-3775
Michael.Neese@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Fourth Quarter and Fiscal Year 2024 Earnings
For Fiscal Year 2024:
Grew Net Sales 6.4% to a Record $37.9 Billion and Delivered Net Income of $494 Million
Grew Adjusted EBITDA 11.7% to a Record $1.74 Billion
Expanded Adjusted EBITDA Margin 22 Basis Points to 4.6%
Repurchased $958 Million of Shares

ROSEMONT, Ill. (BUSINESS WIRE) Feb. 13, 2025 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and full fiscal year 2024.

Fourth Quarter Fiscal 2024 Highlights
•Total case volume increased 3.5%; independent restaurant case volume increased 3.2%
•Net sales increased 6.2% to $9.5 billion
•Gross profit increased 4.8% to $1.7 billion
•Net income was $66 million
•Adjusted EBITDA increased 13.7% to $441 million
•Diluted EPS decreased 52.5% to $0.28; Adjusted Diluted EPS increased 31.3% to $0.84

Fiscal Year 2024 Highlights
•Total case volume increased 4.2%; independent restaurant case volume increased 4.4%
•Net sales increased 6.4% to $37.9 billion
•Gross profit increased 6.3% to $6.5 billion
•Net income available to common shareholders was $494 million
•Adjusted EBITDA increased 11.7% to $1.74 billion
•Diluted EPS was unchanged at $2.02; Adjusted Diluted EPS increased 19.8% to $3.15

“We delivered another strong quarter which resulted in Adjusted EBITDA growth of 11.7% to a record $1.74 billion for 2024, capping off the final year of our long-range plan. We are proud to have achieved the key financial outcomes from our three-year plan, underpinned by the focused execution of our strategy,” said Dave Flitman, CEO. “As we look ahead to 2025, we will continue to build upon our momentum, which will enable us to deliver on the outcomes of our new growth algorithm over the next three years. Our future is promising, with a long runway of profitable growth in front of us, giving us confidence in achieving a 5% sales CAGR, a 10% Adjusted EBITDA CAGR and a 20% Adjusted Diluted EPS CAGR through 2027. I am confident in our ability to continue to outpace industry volumes over the long-term while expanding margins through our extensive portfolio of self-help initiatives and driving long-term value creation for our shareholders. As we turn the page on a momentous chapter in US Foods, I thank our 30,000 associates for their extraordinary effort, dedication and sharp focus to deliver excellence and help our customers Make It every day.”

“I am very pleased with our financial performance as we achieved the long-range plan that we presented in early 2022 by staying focused on controlling the controllables during times of macro uncertainty,” added Dirk Locascio, CFO. “We deployed our significant cash flow against our stated capital priorities, including $958 million of share repurchases in 2024 while maintaining a strong balance sheet. I expect us to strengthen our balance sheet further over the coming years as we embark on our new long-range plan in which we expect to generate more than $4 billion of cash flow. We will remain disciplined in our approach to capital deployment and enable growth by investing in the business, returning capital to shareholders and executing tuck-in M&A.”

Fourth Quarter Fiscal Year 2024 Results
Total case volume increased 3.5% from the prior year driven by a 3.2% increase in independent restaurant case volume, a 4.7% increase in healthcare volume, a 2.4% increase in hospitality volume and a 2.6% increase in chain volume. Total organic case volume increased 1.4%, which includes 1.8% organic independent restaurant case volume growth. Net sales of $9.5 billion for the quarter increased 6.2% from the prior year, driven by case volume growth and food cost inflation of 2.9%.

Gross profit of $1.7 billion increased by $76 million, or 4.8%, from the prior year, primarily as a result of an increase in total case volume, improved cost of goods sold and pricing optimization, partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of net sales was 17.6%. Adjusted Gross profit was $1.7 billion, an increase of $112 million, or 7.2% from the prior year. Adjusted Gross profit as a percentage of net sales was 17.5%.

Operating expenses of $1.4 billion increased by $52 million, or 4.0%, from the prior year, primarily as a result of an increase in total case volume and higher distribution costs, reflecting increased labor costs, partially offset by continued distribution productivity improvement as well as actions to streamline administrative processes and costs. Operating expenses as a percentage of net sales were 14.4%. Adjusted Operating expenses were $1.2 billion, an increase of $56 million, or 4.8% from the prior year. Adjusted Operating expenses as a percentage of net sales were 12.8%.

Net income available to common shareholders was $66 million, a decrease of $81 million compared to the prior year due to a non-recurring pension termination settlement expense in the current period and an unfavorable year-over-year LIFO adjustment. Net income margin was 0.7%, a decrease of 95 basis points compared to prior year. Adjusted EBITDA was $441 million, an increase of $53 million, or 13.7%, compared to the prior year. Adjusted EBITDA margin was 4.6%, an increase of 30 basis points compared to the prior year. Diluted EPS was $0.28; Adjusted Diluted EPS was $0.84.

Fiscal Year 2024 Results
Total case volume increased 4.2% from the prior year driven by a 4.4% increase in independent restaurant case volume, a 5.7% increase in healthcare volume, a 2.1% increase in hospitality volume and a 3.2% increase in chain volume. Total organic case volume increased 1.4%, which includes 2.6% organic independent restaurant case volume growth. Net sales of $37.9 billion increased 6.4% from the prior year, driven by case volume growth and food cost inflation of 2.6%.

Gross profit of $6.5 billion increased by $386 million, or 6.3%, from the prior year, primarily as a result of an increase in total case volume, improved cost of goods sold and pricing optimization, partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of net sales was 17.3%. Adjusted Gross profit was $6.6 billion, an increase of $448 million, or 7.3% from the prior year. Adjusted Gross profit as a percentage of Net sales was 17.4%.

Operating expenses of $5.4 billion increased by $304 million, or 5.9%, from the prior year, primarily as a result of an increase in total case volume, higher distribution costs, reflecting increased labor costs, partially offset by continued distribution productivity improvement as well as actions to streamline administrative processes and costs. Operating expenses as a percentage of net sales were 14.3%. Adjusted Operating expenses were $4.8 billion, an increase of $254 million, or 5.5% from the prior year. Adjusted Operating expenses as a percentage of net sales were 12.8%.

Net income available to common shareholders was $494 million, a decrease of $5 million compared to the prior year. Net income margin was 1.3%, which was a decrease of 10 basis points compared to the prior year. Adjusted EBITDA was $1.74 billion, an increase of $182 million, or 11.7% compared to the prior year. Adjusted EBITDA margin was 4.6%, an increase of 22 basis points compared to the prior year. Diluted EPS was $2.02; Adjusted Diluted EPS was $3.15.

Cash Flow and Debt
Cash flow provided by operating activities for fiscal year 2024 was $1.17 billion, an increase of $34 million from the prior year due to changes in operating assets and liabilities. Cash capital expenditures for fiscal year 2024 totaled $341 million, an increase of $32 million from the prior year, related to investments in information technology, property and equipment and maintenance of distribution facilities.

Net Debt at the end of fiscal year 2024 was $4.9 billion. The ratio of Net Debt to Adjusted EBITDA was 2.8x at the end of fiscal year 2024 and the end of fiscal year 2023.

During the fourth quarter of fiscal year 2024, the Company repurchased 5.0 million shares of common stock at an aggregate purchase price of $323 million and for the full fiscal year repurchased 16.4 million shares of common stock at an aggregate purchase price of $958 million. The Company had approximately $75 million in remaining funds authorized under its $1 billion share repurchase program as of the end of fiscal year 2024.

M&A Update
Subsequent to year-end, the Company acquired Jake's Finer Foods, a broadline distributor located in Houston, Texas for a purchase price of $92 million. With more than $160 million in annual revenue across independent and multi-unit restaurants, Jake's has been in business for more than 75 years. The acquisition, which was funded with cash from operations, will allow the Company to increase its local capacity and expand its presence in south Texas.

Outlook for Fiscal Year 20251
The Company is providing Fiscal Year 2025 guidance of:
•Net Sales growth of 4% to 6%
•Adjusted EBITDA growth of 8% to 12%
•Adjusted Diluted EPS growth of 17% to 23%
1 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring activity and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and planned divestiture costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss fourth quarter and fiscal year 2024 results on Thursday, February 13, 2025, at 8 a.m. CST. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference ID number is 2528845. Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With more than 70 broadline locations and more than 90 cash and carry stores, US Foods and its 30,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Year 2025,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; the impact of climate change or related legal, regulatory or market measures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; the impact of governmental regulations; product recalls and product liability claims; our reputation in the industry; labor relations and increased labor costs and continued access to qualified and diverse labor; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; risks associated with intellectual property, including potential infringement; effective consummation of pending acquisitions and effective integration of acquired businesses; potential costs associated with shareholder activism; changes in tax laws and regulations and resolution of tax disputes; certain provisions in our governing documents; health and safety risks to our associates and related losses; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in US Foods' Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the Securities and Exchange Commission (“SEC”) on February 15, 2024 and US Foods' Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2024 filed with the SEC on November 7, 2024, as such factors may be updated from time to time in our periodic filings with the SEC. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring activity and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring activity and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	December 28, 2024	December 30, 2023

ASSETS
Current assets:
Cash and cash equivalents	$59	$269
Accounts receivable, less allowances of $24 and $18	1,957	1,854
Vendor receivables, less allowances of $7 and $5	167	156
Inventories—net	1,626	1,600
Prepaid expenses	146	138
Assets held for sale	8	—
Other current assets	11	14
Total current assets	3,974	4,031
Property and equipment—net	2,398	2,280
Goodwill	5,766	5,697
Other intangibles—net	836	803
Other assets	429	376
Noncurrent assets held for sale	33	—
Total assets	$13,436	$13,187

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$216	$220
Accounts payable	2,231	2,051
Accrued expenses and other current liabilities	732	731
Current portion of long-term debt	109	110
Liabilities held for sale	8	—
Total current liabilities	3,296	3,112
Long-term debt	4,819	4,564
Deferred tax liabilities	335	293
Other long-term liabilities	447	469
Noncurrent liabilities held for sale	11	—
Total liabilities	8,908	8,438
Shareholders' equity:
Common stock	3	3
Additional paid-in capital	3,748	3,663
Retained earnings	2,003	1,509
Accumulated other comprehensive income (loss)	43	(115)
Treasury Stock	(1,269)	(311)
Total shareholders’ equity	4,528	4,749
Total liabilities and shareholders’ equity	$13,436	$13,187

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	For the 13 weeks ended		For the 52 weeks ended
($ in millions, except share and per share data)	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$9,491	$8,936	$37,877	$35,597
Cost of goods sold	7,825	7,346	31,343	29,449
Gross profit	1,666	1,590	6,534	6,148
Distribution, selling and administrative costs	1,362	1,298	5,412	5,117
Restructuring activity and asset impairment charges	2	14	23	14
Total operating expenses	1,364	1,312	5,435	5,131
Operating income	302	278	1,099	1,017
Other expense (income)—net	1	(2)	6	(6)
Interest expense—net	80	80	315	324
Loss on extinguishment of debt	10	—	10	21
Recognition of net actuarial loss for pension settlement	124	—	124	—
Income before income taxes	87	200	644	678
Income tax provision	21	53	150	172
Net income	$66	$147	$494	$506

Net income	$66	$147	$494	$506
Series A convertible preferred stock dividends	—	—	—	(7)
Net income available to common shareholders	$66	$147	$494	$499

Net income per share
Basic	$0.28	$0.60	$2.05	$2.09
Diluted	$0.28	$0.59	$2.02	$2.02

Weighted-average common shares outstanding
Basic	232,342,571	245,663,206	241,031,903	239,253,961
Diluted	235,752,896	248,204,734	244,113,626	249,984,664

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the 52 weeks ended
($ in millions)	December 28, 2024	December 30, 2023
Cash flows from operating activities:
Net income	$494	$506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	438	395
Gain on disposal of property and equipment—net	(1)	(6)
Tangible asset impairment charges	—	1
Loss on extinguishment of debt	10	21
Loss on pension settlement	124	—
Amortization of deferred financing costs	9	17
Deferred tax (benefit) provision	(10)	9
Share-based compensation expense	63	56
Provision for doubtful accounts	29	24
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(140)	(157)
(Increase) decrease in inventories	(16)	61
Decrease (increase) in prepaid expenses and other assets	38	(67)
Increase in accounts payable and cash overdraft liability	170	200
(Decrease) increase in accrued expenses and other liabilities	(34)	80
Net cash provided by operating activities	1,174	1,140
Cash flows from investing activities:
Acquisition of businesses—net of cash received	(214)	(196)
Proceeds from sales of property and equipment	3	10
Purchases of property and equipment	(341)	(309)
Net cash used in investing activities	(552)	(495)
Cash flows from financing activities:
Repurchase of Senior Note Debt	—	(1,000)
Issuance of new Senior Note Debt	500	1,000
Principal payments on debt refinancing	(1,217)	—
Proceeds from Term Loan Issuance	725	—
Principal payments on debt repricing	(14)	(43)
Proceeds from debt repricing	14	43
Proceeds from debt borrowings	4,896	456
Principal payments on debt and financing leases	(4,796)	(766)
Dividends paid on Series A convertible preferred stock	—	(7)
Debt financing costs and fees	(13)	(11)
Repurchase of common stock	(948)	(294)
Proceeds from employee stock purchase plan	28	24
Proceeds from exercise of stock options	15	26
Purchase of interest rate caps	—	(3)
Tax withholding payments for net share-settled equity awards	(21)	(12)
Net cash used in financing activities	(831)	(587)
Net (decrease) increase in cash, cash equivalents and restricted cash	(209)	58
Cash, cash equivalents and restricted cash—beginning of year	269	211
Cash, cash equivalents and restricted cash—end of year	$60	$269
Supplemental disclosures of cash flow information:
Conversion of Series A Convertible Preferred Stock	$—	$534
Interest paid—net of amounts capitalized	284	294
Income taxes paid—net	181	161
Property and equipment purchases included in accounts payable	47	39
Leased assets obtained in exchange for financing lease liabilities	145	125
Leased assets obtained in exchange for operating lease liabilities	35	67
Cashless exercise of stock options	5	2
Cash and cash equivalents presentation:
Cash and cash equivalents	$59	$269
Assets held for sale	1	—
Total cash and cash equivalents	60	269

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the 13 weeks ended
($ in millions, except share and per share data)	December 28, 2024		December 30, 2023		Change	%
Net income and Net income margin (GAAP)	$66	0.7%	$147	1.6%	$(81)	(55.1)%
Interest expense—net	80		80		—	—%
Income tax provision	21		53		(32)	(60.4)%
Depreciation expense	96		93		3	3.2%
Amortization expense	15		12		3	25.0%
EBITDA and EBITDA margin (Non-GAAP)	278	2.9%	385	4.3%	(107)	(27.8)%
Adjustments:
Restructuring activity and asset impairment charges(1)	3		12		(9)	(75.0)%
Share-based compensation expense (2)	17		13		4	30.8%
LIFO reserve adjustment(3)	(7)		(43)		36	(83.7)%
Loss on extinguishment of debt(4)	10		—		10	NM
Recognition of net actuarial loss for pension settlement(5)	124		—		124	NM
Business transformation costs(6)	11		12		(1)	(8.3)%
Business acquisition, integration related costs, divestitures and other(7)	5		9		(4)	(44.4)%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	441	4.6%	388	4.3%	53	13.7%
Depreciation expense	(96)		(93)		(3)	3.2%
Interest expense—net	(80)		(80)		—	—%
Income tax provision, as adjusted(8)	(68)		(55)		(13)	23.6%
Adjusted Net income (Non-GAAP)	$197		$160		$37	23.1%

Diluted EPS (GAAP)	$0.28		$0.59		$(0.31)	(52.5)%
Restructuring activity and asset impairment charges(1)	0.01		0.05		(0.04)	(80.0)%
Share-based compensation expense (2)	0.07		0.05		0.02	40.0%
LIFO reserve adjustment(3)	(0.03)		(0.17)		0.14	(82.4)%
Loss on extinguishment of debt(4)	0.04		—		0.04	NM
Recognition of net actuarial loss for pension settlement(5)	0.53		—		0.53	NM
Business transformation costs(6)	0.05		0.05		—	—%
Business acquisition, integration related costs, divestitures and other(7)	0.02		0.04		(0.02)	(50.0)%
Income tax provision, as adjusted(8)	(0.13)		0.03		(0.16)	NM
Adjusted Diluted EPS (Non-GAAP)(9)	$0.84		$0.64		$0.20	31.3%

Weighted-average diluted shares outstanding (Non- GAAP) (10)	235,752,896		248,204,734

Gross profit (GAAP)	$1,666		$1,590		$76	4.8%
LIFO reserve adjustment(3)	(7)		(43)		36	(83.7)%
Adjusted Gross profit (Non-GAAP)	$1,659		$1,547		$112	7.2%

Operating expenses (GAAP)	$1,364		$1,312		$52	4.0%
Depreciation expense	(96)		(93)		(3)	3.2%
Amortization expense	(15)		(12)		(3)	25.0%
Restructuring activity and asset impairment charges(1)	(3)		(12)		9	(75.0)%
Share-based compensation expense (2)	(17)		(13)		(4)	30.8%
Business transformation costs(6)	(11)		(12)		1	(8.3)%
Business acquisition, integration related costs, divestitures and other(7)	(5)		(9)		4	(44.4)%
Adjusted Operating expenses (Non-GAAP)	$1,217		$1,161		$56	4.8%
NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Recognition of net actuarial loss for pension settlement represents non-recurring expense for the termination of certain defined benefit plans.
(6)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For the 13 weeks ended December 28, 2024, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies. For the 13 weeks ended December 30, 2023, business transformation costs related to projects associated with information technology infrastructure initiatives.
(7)Includes: (i) aggregate acquisition, integration related costs and planned divestiture costs of $5 million and $9 million for the 13 weeks ended December 28, 2024 and December 30, 2023, respectively and (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(9)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding (Non-GAAP).
(10)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has Net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has Net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the 52 weeks ended
($ in millions, except share and per share data)	December 28, 2024		December 30, 2023		Change	%
Net income available to common shareholders and Net income margin (GAAP)	$494	1.3%	$499	1.4%	$(5)	(1.0)%
Series A convertible preferred stock dividends	—		(7)		7	(100.0)%
Net income and Net income margin (GAAP)	494	1.3%	506	1.4%	(12)	(2.4)%
Interest expense—net	315		324		(9)	(2.8)%
Income tax provision	150		172		(22)	(12.8)%
Depreciation expense	384		349		35	10.0%
Amortization expense	54		46		8	17.4%
EBITDA and EBITDA margin (Non-GAAP)	1,397	3.7%	1,397	3.9%	—	—%
Adjustments:
Restructuring activity and asset impairment charges(1)	25		14		11	78.6%
Share-based compensation expense (2)	63		56		7	12.5%
LIFO reserve adjustment(3)	61		(1)		62	NM
Loss on extinguishment of debt(4)	10		21		(11)	(52.4)%
Recognition of net actuarial loss for pension settlement(5)	124		—		124	NM
Business transformation costs(6)	39		28		11	39.3%
Business acquisition, integration related costs, divestitures and other(7)	22		44		(22)	(50.0)%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	1,741	4.6%	1,559	4.4%	182	11.7%
Depreciation expense	(384)		(349)		(35)	10.0%
Interest expense—net	(315)		(324)		9	(2.8)%
Income tax provision, as adjusted(8)	(272)		(228)		(44)	19.3%
Adjusted Net income (Non-GAAP)	$770		$658		$112	17.0%

Diluted EPS (GAAP)	$2.02		$2.02		$—	—%
Restructuring activity and asset impairment charges(1)	0.10		0.06		0.04	66.7%
Share-based compensation expense(2)	0.26		0.22		0.04	18.2%
LIFO reserve adjustment(3)	0.25		—		0.25	NM
Loss on extinguishment of debt(4)	0.04		0.08		(0.04)	(50.0)%
Recognition of net actuarial loss for pension settlement(5)	0.51		—		0.51	NM
Business transformation costs(6)	0.16		0.11		0.05	45.5%
Business acquisition, integration related costs, divestitures and other(7)	0.09		0.18		(0.09)	(50.0)%
Income tax provision, as adjusted(8)	(0.28)		(0.04)		(0.24)	NM
Adjusted Diluted EPS (Non-GAAP)(9)	$3.15		$2.63		$0.52	19.8%

Weighted-average diluted shares outstanding (Non-GAAP) (10)	244,113,626		249,984,664

Gross profit (GAAP)	$6,534		$6,148		$386	6.3%
LIFO reserve adjustment(3)	61		(1)		62	NM
Adjusted Gross profit (Non-GAAP)	$6,595		$6,147		$448	7.3%

Operating expenses (GAAP)	$5,435		$5,131		$304	5.9%
Depreciation expense	(384)		(349)		(35)	10.0%
Amortization expense	(54)		(46)		(8)	17.4%
Restructuring activity and asset impairment charges(1)	(25)		(14)		(11)	78.6%
Share-based compensation expense (2)	(63)		(56)		(7)	12.5%
Business transformation costs(6)	(39)		(28)		(11)	39.3%
Business acquisition, integration related costs, divestitures and other(7)	(22)		(44)		22	(50.0)%
Adjusted Operating expenses (Non-GAAP)	$4,848		$4,594		$254	5.5%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Recognition of net actuarial loss for pension settlement represents non-recurring expense for the termination of certain defined benefit plans.
(6)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For the 52 weeks ended December 28, 2024, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies. For the 52 weeks ended December 30, 2023, business transformation costs related to projects associated with information technology infrastructure initiatives.
(7)Includes: (i) aggregate acquisition, integration related costs and planned divestiture costs of $22 million and $41 million for the 52 weeks ended December 28, 2024 and December 30, 2023, respectively (ii) CEO sign on bonus of $3 million for the 52 weeks ended December 30, 2023; (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(9)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding (Non-GAAP).
(10)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has Net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has Net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	December 28, 2024	December 30, 2023
Total Debt (GAAP)	$4,928	$4,674
Cash, cash equivalents and restricted cash	(59)	(269)
Net Debt (Non-GAAP)	$4,869	$4,405
Adjusted EBITDA (1)	$1,741	$1,559
Net Leverage Ratio (2)	2.8	2.8

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA